UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6620 West Broad Street Richmond, Virginia 23230

April 4, 2011

Dear Stockholder,

You are invited to attend the 2011 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Wednesday, May 18, 2011, at the Ramada Plaza Richmond West, 6624 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

/s/ Michael D. Fraizer
Michael D. Fraizer
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 18, 2011

Ramada Plaza Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 4, 2011

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2011 Annual Meeting of Stockholders will be held at the Ramada Plaza Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 18, 2011, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the ten nominees named in this proxy statement as directors for the ensuing year;

(2)	to hold an advisory vote to approve the compensation of our named executive officers;

(3)	to hold an advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers;

(4)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 22, 2011 will be entitled to vote at the meeting and any adjournments.

Cordially,

/s/ Leon E. Roday
Leon E. Roday
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 18, 2011

Genworth’s proxy statement and annual report to stockholders are available at: http://bnymellon.mobular.net/bnymellon/gnw

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. (“we,” “Genworth” or the “company”) on behalf of the Board of Directors for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 4, 2011.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	to elect the ten nominees named in this proxy statement as directors for the ensuing year;

(2)	to hold an advisory vote to approve the compensation of our named executive officers;

(3)	to hold an advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers;
(4)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the ten nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote to approve the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote?

All holders of record of our common stock (as defined below) at the close of business on March 22, 2011 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of our Class A common stock, par value $0.001 (the “common stock”), of which 490,520,296 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “benefit plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

How do I vote my shares?

Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 17, 2011.

Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the ten nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote to approve the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011.

If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 17, 2011. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the Annual Meeting?

Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee (the “Nominating Committee”) will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed ten nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee (the “Compensation Committee”) or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Advisory vote on the frequency of the advisory vote to approve named executive officer compensation. The non-binding, advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers will be determined by the affirmative vote of a plurality of the total votes cast by the holders of shares of common stock. This means that the option (every one, two or three years) receiving the highest number of votes cast by stockholders will be considered the frequency that has been selected by the stockholders. The vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve named executive officer compensation as it deems appropriate.

Ratification of the selection of KPMG LLP as our independent registered public accounting firm. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011.

Other matters. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Abstentions will not have any effect on the election of directors or the advisory vote on the frequency of the advisory vote on named executive officer compensation. Abstentions will have the same effect as votes against the advisory vote on the approval of named executive officer compensation and the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011.

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Because our election is uncontested, directors will be elected by a majority of votes cast. Broker non-votes will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote on named executive officer compensation or the frequency of the advisory vote on named executive officer compensation. In these instances, broker non-votes will not be treated as entitled to vote on the matter and therefore will not have any effect on the outcome of these proposals.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of The Bank of New York Mellon to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2010 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2012 Annual Meeting?

The rules of the United States Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2012 proxy materials must be received on or before the close of business on December 6, 2011. Proposals for inclusion in our 2012 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2012 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2012 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 18, 2012 nor earlier than the close of business on January 19, 2012. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2012 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2011 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated and certified. To view the results, go to www.genworth.com and click “Investors” then click “2011 Annual Meeting Results.”

In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.bnymellon.com/shareowner/equityaccess. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or The Bank of New York Mellon in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2010 Annual Report electronically?

This proxy statement and Genworth’s 2010 Annual Report may be viewed online at http://bnymellon.mobular.net/bnymellon/gnw.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings & Financial Reports” and finally click “Annual Reports and Proxy Statements.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may interested parties communicate directly with the non-management directors?

Interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may stockholders or interested parties communicate directly with the Lead Director?

Stockholders and interested parties may communicate directly with the Lead Director by any of the means set forth above. If you choose to communicate via email or mail, please note Attn: Lead Director in the mailing address or subject line of the email.

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail

Genworth Ombudsperson

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-888-251-4332

By E-mail

OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail

Audit Committee

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

ELECTION OF DIRECTORS

Currently, ten directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. Our Board of Directors adopted a resolution in October 2010, upon the recommendation of the Nominating Committee, setting the size of the Board of Directors at ten members. Accordingly, at the Annual Meeting, ten directors are to be elected to hold office until the 2011 Annual Meeting and until their successors have been elected and have qualified. Working through its Nominating Committee, our Board of Directors continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

The ten nominees for election at the Annual Meeting are listed on pages 8 to 12 with brief biographies and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors—Board Composition section for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that nine of the ten nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Steven W. Alesio, 57, former Chairman of the Board of The Dun & Bradstreet Corporation. Director since March 2010.

Mr. Alesio has been a Senior Advisor at Providence Equity Partners since December 2010. Mr. Alesio was the Chairman of the Board of The Dun & Bradstreet Corporation (“D&B”) from May 2005 until his retirement in June 2010. He was initially elected to D&B’s board of directors in May 2002. Mr. Alesio served as D&B’s Chief Executive Officer from January 2005 to December 2009, its President from May 2002 to February 2007, its Chief Operating Officer from May 2002 to December 2004 and its Senior Vice President of Global Marketing, Strategy Implementation, E-Business Solutions™ and Asia-Pacific/Latin America from January 2001 to April 2002. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as President and General Manager of the Business Services Group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to December 2000. During the last five years, Mr. Alesio also served as a director of the following public company: The Dun & Bradstreet Corporation. Mr. Alesio received a B.S. in Accounting from St. Francis College and an M.B.A. from the University of Pennsylvania’s Wharton School.

Qualifications: Mr. Alesio, as the former chairman and former chief executive officer of a public company, has developed significant strategic and marketing expertise and also has substantial experience managing international operations and technology changes. Mr. Alesio also has 19 years of experience with a financial services company as well as experience with accounting and finance.

William H. Bolinder, 67, former President, Chief Executive Officer and a director of Acadia Trust N.A. Director since October 2010.

Mr. Bolinder retired in June 2006 from serving as President, Chief Executive Officer and a director of Acadia Trust N.A., positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group from 1994 to 2002. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. He has been a director of Endurance Specialty Holdings Ltd. since December 2001 and became the non-executive Chairman of the Board in March 2011. Mr. Bolinder was a director of Quanta Capital Holding Ltd. from January 2007 to October 2008. Mr. Bolinder has also served on the board of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers. Mr. Bolinder received a B.S. in Business Administration from the University of Massachusetts, Dartmouth.

Qualifications: Mr. Bolinder offers extensive experience in the insurance and financial services industry, including a combined 16 years serving in various positions with one of the world’s largest insurance companies and its U.S. subsidiary, and three years as president, chief executive officer and director of an investment advisory and trustee company. Mr. Bolinder’s current and former directorships with underwriters of specialty lines of insurance and reinsurance provide valuable knowledge regarding the international financial services sector.

Michael D. Fraizer, 52, Chairman of the Board, President and Chief Executive Officer of Genworth Financial, Inc. Director since May 2004.

Mr. Fraizer has been our Chairman of the Board, President and Chief Executive Officer since the completion of our initial public offering (“IPO”) in May 2004. Prior to our IPO, he was a Senior Vice President of General Electric Company (“GE”) and served as Chairman and Chief Executive Officer of GE Financial Assurance Holdings, Inc. (“GEFAHI”) overseeing several insurance entities. Prior to serving in those roles, Mr. Fraizer served in various capacities at GE, including leadership roles at GE Capital Commercial Real Estate, GE Japan, GE Corporate Business Development and GE Corporate Audit Staff. Mr. Fraizer is a graduate of GE’s Financial Management Program. Mr. Fraizer is currently Chairman of the American Council of Life Insurers Board of Directors. Mr. Fraizer currently serves on the boards of the Andre Agassi Foundation for Education and the Richmond Performing Arts CenterStage. He is also a member of the executive counsel of the P-20 Bridging Richmond Education Initiative. Mr. Fraizer received a B.A. in Political Science from Carleton College.

Qualifications: Mr. Fraizer brings insight across commercial, financial and operational aspects of our business, from his current role and history with the company. Mr. Fraizer has held a number of chief executive officer and general management roles in his 30 year career that have required strategic, financial, business transformation and business building skills in U.S. and international markets.

Nancy J. Karch, 63, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She is a director of Kimberly-Clark Corp., Liz Claiborne, Inc., MasterCard Incorporated, and The Corporate Executive Board Company. Ms. Karch is also on the board of the Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations. Ms. Karch received a B.A. in Mathematics from Cornell University, an M.S. in Mathematics from Northeastern University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Karch, based on her 26 years at a global consulting firm, including 12 years as a Senior Partner, offers substantial expertise in the area of strategic and marketing issues. Ms. Karch also has substantial experience as a public company director.

J. Robert “Bob” Kerrey, 67, President Emeritus of The New School University and former United States Senator. Director since June 2004.

Mr. Kerrey served as President of The New School University from 2001 until December 2010. He was appointed President Emeritus in 2011. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc., Scientific Games Corporation and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska.

Qualifications: Mr. Kerrey’s experience as a U.S. Senator and former Governor of the State of Nebraska provides the Board with information and insight into the areas of governmental relations and legislative/regulatory issues. Mr. Kerrey also was President of a 10,000 student university for ten years, which provided him with experience in overseeing large organizations. He has also served on several public company boards.

Risa J. Lavizzo-Mourey, 56, President and Chief Executive Officer of the Robert Wood Johnson Foundation. Director since November 2007.

Dr. Lavizzo-Mourey is the President and Chief Executive Officer of the Robert Wood Johnson Foundation and has served in that capacity since January 2003. She previously served as a Senior Vice President of the Robert Wood Johnson Foundation from April 2001 to January 2003. Dr. Lavizzo-Mourey served as the Director of the Institute on Aging and Chief of the Division of Geriatric Medicine from 1984 to 1992 and 1994 to 2001 and the Sylvan Eisman Professor of Medicine and Health Care Systems at the University of Pennsylvania from 1997 to 2001. She has served on numerous federal advisory committees including the Task Force on Aging Research, the Office of Technology Assessment Panel on Preventive Services for Medicare Beneficiaries, the Institute of Medicine’s Panel on Disease and Disability Prevention Among Older Adults and the President’s Advisory Commission on Consumer Protection and Quality in the Healthcare Industry. Dr. Lavizzo-Mourey also serves as a director of Hess Corporation. During the last five years, Dr. Lavizzo-Mourey also served as a director of the following public company: Beckman Coulter, Inc. Dr. Lavizzo-Mourey earned an M.D. from Harvard Medical School and an M.B.A. from the University of Pennsylvania’s Wharton School.

Qualifications: Dr. Lavizzo-Mourey is a physician with an extensive background in public policy, particularly in the areas of aging and long-term care, having served on numerous federal advisory committees, with a not-for-profit foundation and with a private university. Dr. Lavizzo-Mourey has also served on several public company boards.

Christine B. Mead, 55, former Executive Vice President and Chief Financial Officer of Safeco Corporation. Director since October 2009.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies from November 2004 until her retirement in December 2005. From January 2002 to November 2004, Ms. Mead served as Senior Vice President, Chief Financial Officer and Secretary of Safeco Corporation. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead is on the board of People for Puget Sound and an advisory board member of Outward Bound, both non-profit organizations. Ms. Mead received a B.S. in Accounting from University College Cardiff, United Kingdom.

Qualifications: Ms. Mead brings experience as the former chief financial officer of a public company. She worked for 16 years in the insurance industry, as well as 13 years for major accounting firms. Her international background adds a unique perspective to our Board.

Thomas E. Moloney, 67, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also served as the interim Chief Financial Officer of MSC—Medical Services Company from December 31, 2007 to March 31, 2008. Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum, both non-profit organizations. During the last five years, Mr. Moloney also served as a director of the following public company: MSC—Medical Services Company. Mr. Moloney received a B.A. in Accounting from Bentley College and holds a Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products and industry trends.

James A. Parke, 65, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He also serves as a director of buildOn, a not-for-profit corporation. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital, including having served as a former Vice Chairman and Chief Financial Officer of GE Capital, where he helped build GE’s financial and insurance businesses.

James S. Riepe, 67, former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006 and Lead Director since February 2009.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1982, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe serves as a director of The NASDAQ OMX Group, Inc. and LPL Investment Holdings, Inc. He is a member of the University of Pennsylvania’s Board of Trustees and the chairman of the Penn Medicine Board of Trustees. Until April 2006, Mr. Riepe served as a director of T. Rowe Price Group, Inc. (a public company) and 57 T. Rowe Price registered investment companies (mutual funds). Mr. Riepe received a B.S. in Industrial Management, an M.B.A. and an Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments gained through his experiences as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MR. ALESIO, MR. BOLINDER, MR. FRAIZER, MS. KARCH, MR. KERREY, DR. LAVIZZO-MOUREY, MS. MEAD, MR. MOLONEY, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board held eight meetings during 2010. During 2010, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our directors serving at the time of our 2010 Annual Meeting of Stockholders attended the meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. With respect to the role of Chairman, our Board believes that one of its most important responsibilities is determining which director is most appropriate to serve in that role. The Board has determined that, by virtue of his tenure with and extensive knowledge of the company, Mr. Fraizer is the appropriate choice to serve as Chairman of the Board at this time. The Board believes that the combination of Mr. Fraizer as both Chairman and Chief Executive Officer (“CEO”), together with Mr. Riepe, the Lead Director selected from among and by the independent directors, is currently the appropriate leadership structure for the company. The Chairman and the Lead Director provide leadership to the Board as a whole in setting its strategic priorities. In his position as CEO, Mr. Fraizer has primary responsibility for the day-to-day operations of the company and, accordingly, is able to effectively communicate the Board’s strategic findings and guidance to management. In his position as Lead Director, Mr. Riepe presides at all meetings of independent directors, is available to work with the Chairman to discuss stockholder inquiries regarding the Board and exercises the other responsibilities described below. At this time, Mr. Fraizer is the sole member of the Board who is not independent. With a supermajority of independent directors, a strong committee structure, a Lead Director with well-defined responsibilities, and the fact that the Chairman/CEO does not serve on any Board committees, Genworth’s Board of Directors is comfortable with its existing leadership structure. Our Board reviews its leadership structure from time to time as appropriate.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” one more time), the Lead Director’s responsibilities and authority include:

•	presiding at all meetings of the Board when the Chairman of the Board is not present;

•	presiding at all meetings of the non-management and independent directors;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	together with the Chairman of the Board, developing meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors; and

•	working with the Chairman of the Board to respond to stockholder inquiries involving the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. The Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating Committee is responsible for the oversight of risks relating to corporate governance. Our Legal and Public Affairs Committee oversees risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as government relations and potential reputational risks. We believe that our risk oversight structure is also supported by our current Board leadership structure, with the Chairman of the Board and the Lead Director working together with our independent Audit Committee and our other standing committees.

Director Independence

Our Board currently consists of ten directors, nine of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and CEO. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that Mr. Alesio, Mr. Bolinder, Ms. Karch, Mr. Kerrey, Dr. Lavizzo-Mourey, Ms. Mead, Mr. Moloney, Mr. Parke, and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Code of Ethics is published in the corporate governance section of our website. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business, government, education and technology in areas that are relevant to the company’s global activities. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. See the Election of Directors section for a description of each director nominee’s qualifications and skills.

As a group, apart from Mr. Fraizer, our board nominees include two former chief executive officers (Mr. Alesio and Mr. Bolinder), three former chief financial officers (Ms. Mead, Mr. Moloney and Mr. Parke), three directors with a background in insurance (Mr. Bolinder, Ms. Mead and Mr. Moloney), two with healthcare/medical and related public policy experience (Mr. Kerrey and Dr. Lavizzo-Mourey), three with experience in mergers and acquisitions (Ms. Mead, Mr. Moloney and Mr. Parke), four with risk experience (Mr. Bolinder, Ms. Mead, Mr. Moloney and Mr. Parke), three with consumer marketing experience (Mr. Alesio, Ms. Karch and Mr. Riepe) and two with distribution experience (Mr. Alesio and Ms. Karch). The blend of our directors’ unique backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. As discussed above, our Board of Directors has set the size of the Board of Directors at ten members but continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal. The holders of common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating Committee and the Legal and Public Affairs Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

The table below shows the current Board committee memberships and the number of meetings each committee held in 2010.

Director	Audit	Management Development and Compensation	Nominating and Corporate Governance	Legal and Public Affairs
Steven W. Alesio		X
William H. Bolinder			X	X
Michael D. Fraizer*
Nancy J. Karch		X	C
J. Robert Kerrey			X	C
Risa J. Lavizzo-Mourey			X	X
Christine B. Mead	X			X
Thomas E. Moloney	X			X
James A. Parke	C	X
James S. Riepe+	X	C
Number of 2010 Meetings	10	6	6	5

* Non-Independent Director

+ Lead Director

C = Committee Chair

X = Committee Member

Audit Committee

The Audit Committee consists solely of “independent” directors as defined under the applicable rules of the NYSE and the SEC. In addition, the Board has determined that all four of the Audit Committee’s current members, Ms. Mead and Messrs. Moloney, Parke and Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee’s duties include:

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and certain other financial information;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	discussing with management the company’s overall investment portfolio and investment strategies;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 58 of this proxy statement.

Management Development and Compensation Committee

The Compensation Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•	monitoring our management resources, structure, succession planning, development and selection process as well as the performance of senior executive officers;

•	reviewing and approving our executive compensation and variable incentive compensation plans; and

•	overseeing risks relating to compensation programs.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 42 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

The Nominating Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	selecting of director nominees for our Board;

•	reviewing of the Board’s committee structure and the recommendation of committee members;

•	developing and annually reviewing our governance guidelines;

•	overseeing the annual self-evaluations of our Board and its committees;

•	overseeing risks related to corporate governance; and

•	reviewing annually director compensation and benefits.

The Nominating Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing the company’s operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

Legal and Public Affairs Committee

The principal purpose of the Legal and Public Affairs Committee is to assist the Board in its oversight responsibilities relating to our practices and positions on corporate legal, regulatory and legislative issues, compliance and consumer policies and corporate citizenship initiatives that affect our stockholders, employees and customers. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Legal and Public Affairs Committee” and finally click “Charter”), the Legal and Public Affairs Committee’s responsibilities include:

•	advising on our policy on legislative and regulatory matters, including key public policy positions;

•	receiving reports regarding pending litigation or disputes and investigations/regulatory matters involving Genworth;

•	reviewing periodically the nature and amount of our political contributions and the operations of our political action committee;

•	reviewing periodically and overseeing our compliance processes and policies;

•

considering our policies and practices and making recommendations on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, educational and cultural organizations; and

•	overseeing risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as governmental relations and potential reputational risks.

Meetings of Non-Management and Independent Directors

Our independent directors met without management present at each regularly scheduled Board meeting during 2010. Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled Board meeting. Michael D. Fraizer, our President and CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent directors (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles), then the independent directors on our Board will separately meet at least one time each year without the presence of non-independent directors. The Board has determined that all of our current non-management directors are also independent directors. Our Governance Principles provide that the Lead Director, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors. The non-management and independent directors may meet without management present at such other times as determined by the Lead Director or at the request of the non-management or independent directors.

Compensation of Directors

The Nominating Committee has the responsibility for reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. Fraizer, are regarded as non-management directors. Mr. Fraizer does not receive any compensation for serving as a director.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. In 2010, the amount of the annual retainer was $190,000. Of this amount, 40% of the annual retainer is paid in cash and 60% is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs, provided, however, that no more than 25,000 DSUs may be granted to any non-management director in any one calendar year pursuant to the terms of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan under which the DSUs are awarded. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•

Deferred Stock Units. Each DSU awarded to non-management directors represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director, or earlier upon the death of the director.

•	Fees for Lead Director. As additional compensation for service as Lead Director, the Lead Director receives an annual cash retainer of $20,000.

•

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved from time to time.

Amounts payable to non-management directors are prorated for partial years of service.

Pursuant to its charter, the Nominating Committee conducts an annual review of non-management director compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration. As part of its 2010 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding outside director compensation. Based on this review, the Nominating Committee did not recommend any changes to the company’s non-management director compensation and benefits program.

The following table sets forth information concerning compensation paid or accrued by us in 2010 to our directors.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven W. Alesio (1)	60,167	90,250	15,000	165,417
William H. Bolinder (1)	19,000	28,500	3,225	50,725
Frank J. Borelli (2)	34,125	42,750	15,000	91,875
Nancy J. Karch	86,000	114,000	15,000	215,000
J. Robert Kerrey	10,000	190,000	15,000	215,000
Risa J. Lavizzo-Mourey	—	190,000	15,000	205,000
Christine B. Mead	76,000	114,000	15,000	205,000
Thomas E. Moloney	76,000	114,000	14,250	204,250
James A. Parke	3,750	190,000	15,000	208,750
James S. Riepe	106,000	114,000	15,000	235,000
Barrett A. Toan (2)	28,500	42,750	—	71,250
Thomas B. Wheeler (2)	28,500	42,750	15,000	86,250

(1)	Messrs. Alesio and Bolinder were elected to our Board of Directors on March 17, 2010 and October 7, 2010, respectively.
(2)	The terms of Messrs. Borelli, Toan and Wheeler expired on May 12, 2010.
(3)	Amounts reflect the portion of the annual retainer (described above) that was paid in cash. Mr. Kerrey, Dr. Lavizzo-Mourey and Mr. Parke elected to receive $76,000 in the form of DSUs in lieu of cash. Amounts also reflect applicable committee chair fees and lead director fees.
(4)	Amounts reflect the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer). The following table shows for each non-management director the total number of DSUs held as of December 31, 2010 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2010
Steven W. Alesio	6,758
William H. Bolinder	2,194
Frank J. Borelli	50,957
Nancy J. Karch	51,328
J. Robert Kerrey	80,706
Risa J. Lavizzo-Mourey	61,379
Christine B. Mead	9,938
Thomas E. Moloney	9,938
James A. Parke	69,449
James S. Riepe	50,205
Barrett A. Toan	55,696
Thomas B. Wheeler	50,957

(5)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. Each non-management director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. This constitutes almost four times the portion of the annual retainer that is paid to a non-management director in cash (unless the director elects to receive DSUs rather than cash). Each non-management director has seven years from the date he or she becomes a non-management director to attain this ownership threshold. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 22, 2011 of our non-management directors, the percentage of the ownership threshold that they have reached, and the portion of the seven-year period that has elapsed in which the non-management director must attain enough stock to satisfy his or her ownership guideline. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 22, 2011.

Director	Number of Shares/DSUs Held (#)	Value as of March 22, 2011 ($)	Stock Ownership Guideline ($)	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
Steven W. Alesio (1)	6,758	87,246	300,000	29	14
William H. Bolinder (1)	2,194	28,325	300,000	9	6
Nancy J. Karch	55,803	720,417	300,000	240	77
J. Robert Kerrey	80,706	1,041,914	300,000	347	97
Risa J. Lavizzo-Mourey	74,379	960,233	300,000	320	47
Christine B. Mead	9,938	128,300	300,000	43	21
Thomas E. Moloney	11,938	154,120	300,000	51	21
James A. Parke	319,449	4,124,087	300,000	1,375	69
James S. Riepe	73,205	945,077	300,000	315	71

(1)	Messrs. Alesio and Bolinder joined our Board of Directors in March 2010 and October 2010, respectively.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 22, 2011, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or stock appreciation rights or upon the conversion of restricted stock units held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 22, 2011 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. As of March 22, 2011, there were 490,520,296 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
FMR LLC (1)	48,887,295	9.97%
NWQ Investment Management Company, LLC (2)	39,068,525	7.96
Wellington Management Company, LLP (3)	37,278,065	7.60
Michael D. Fraizer (4)	1,314,579	*
Patrick B. Kelleher (5)	132,548	*
Ronald P. Joelson (6)	88,248	*
Kevin D. Schneider (7)	124,336	*
Pamela S. Schutz	92,164	*
Steven W. Alesio	—	—
William H. Bolinder	—	—
Nancy J. Karch	4,475	*
J. Robert Kerrey	—	—
Risa J. Lavizzo-Mourey	13,000	*
Christine B. Mead	—	—
Thomas E. Moloney	2,000	*
James A. Parke	250,000	*
James S. Riepe	23,000	*
All directors and executive officers as a group (19 persons) (8)	2,485,851	*

* Less than 1%.

(1)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC (“FMR”). FMR reported that it has sole power to vote or direct the vote of 1,833,341 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 48,887,295 shares. FMR further reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and that no one person’s interest is more than 5% of our total outstanding common stock. The address for FMR is 82 Devonshire St., Boston, Massachusetts, 02109.
(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 14, 2011 by NWQ Investment Management Company, LLC (“NWQ”). NWQ reported that it has sole power to vote or direct the vote of 30,314,716 shares and sole power to dispose or to direct the disposition of 39,068,525 shares. NWQ reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The address for NWQ is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (“Wellington”). Wellington reported that it has shared power to vote or direct the vote of 32,242,945 shares and shared power to dispose or to direct the disposition of 37,278,065 shares. Wellington reported that such securities are owned of record by its clients, and those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington further reported that no client is known to have such right or power with respect to more than 5% of this class of securities. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(4)	Includes (a) 93,911 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 22, 2011 and (b) 387,374 shares of common stock issuable upon the exercise of 3,355,285 stock appreciation rights that are vested or will vest within 60 days of March 22, 2011 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 22, 2011 over the base price of the stock appreciation rights). Also includes 53,015 shares that Mr. Fraizer contributed to a grantor retained annuity trust (“GRAT”) in June 2009 and 70,000 shares that Mr. Fraizer contributed to a GRAT in August 2010.
(5)	Includes 109,679 shares of common stock issuable upon the exercise of 324,437 stock appreciation rights that are vested or will vest within 60 days of March 22, 2011 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 22, 2011 over the base price of the stock appreciation rights).
(6)	Includes 45,813 shares of common stock issuable upon the exercise of 115,667 stock appreciation rights that are vested or will vest within 60 days of March 22, 2011 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 22, 2011 over the base price of the stock appreciation rights).
(7)	Includes (a) 61,838 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 22, 2011 and (b) 26,387 shares of common stock issuable upon the exercise of 105,917 stock appreciation rights that are vested or will vest within 60 days of March 22, 2011 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 22, 2011 over the base price of the stock appreciation rights).
(8)	Includes (a) 355,511 shares of common stock issuable upon the exercise of stock options that are vested or will vest within 60 days of March 22, 2011, (b) 760,146 shares of common stock issuable upon the exercise of 4,524,744 stock appreciation rights that are vested or will vest within 60 days of March 22, 2011 (the number of shares issuable upon exercise of stock appreciation rights is calculated based on the excess of the closing price of our common stock on March 22, 2011 over the base price of the stock appreciation rights) and (c) 1,667 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 22, 2011.

Ownership of Genworth Canada Common Shares

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect subsidiary, completed the initial public offering of its common shares. Following completion of Genworth Canada’s initial public offering, we beneficially own 57.5% of the common shares of Genworth Canada. The following table sets forth information as of March 22, 2011, regarding the beneficial ownership of the common shares of Genworth Canada by:

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. As of March 22, 2011, there were 104,795,681 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Michael D. Fraizer	6,040	*
Patrick B. Kelleher	1,208	*
Ronald P. Joelson	604	*
Kevin D. Schneider	—	—
Pamela S. Schutz	1,812	*
Steven W. Alesio	—	—
William H. Bolinder	—	—
Nancy J. Karch	—	—
J. Robert Kerrey	—	—
Risa J. Lavizzo-Mourey	—	—
Christine B. Mead	—	—
Thomas E. Moloney	—	—
James A. Parke	—	—
James S. Riepe	—	—
All directors and executive officers as a group (19 persons)	18,848	*

*	Less than 1%.

Executive Officers

Certain information concerning our executive officers is included in our Annual Report on Form 10-K for 2010 under the caption “Item 10. Directors, Executive Officers and Corporate Governance.” Subsequent to filing our 2010 Annual Report with the SEC, we announced that Martin P. Klein has been appointed Senior Vice President—Chief Financial Officer of the company effective May 11, 2011, following the filing of the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. Before assuming his position as the company’s Chief Financial Officer, Mr. Klein will join the company as a Senior Vice President on April 11, 2011.

Mr. Klein, age 51, previously served as a managing director and senior relationship manager of Barclays Capital, the investment banking division of Barclays Bank, PLC, since its acquisition of the U.S. investment banking and brokerage operations of Lehman Brothers Holdings, Inc. in 2008. From 2005 to 2008, Mr. Klein served as a managing director and the head of the insurance and pension solutions groups at Lehman Brothers, and from 2003 to 2005 served as a managing director and the head of the insurance solutions group. From 2004 to 2006, Mr. Klein also served as the president of Lehman Re, a reinsurance subsidiary of Lehman Brothers.

From 1998 to 2003, Mr. Klein was a senior vice president and chief insurance strategist at Lehman Brothers. Prior thereto, Mr. Klein had been with Zurich Insurance Group, where he was a managing director of Zurich Investment Management from 1996 to 1998, and managing principal of Centre Chase Investment Advisors, an affiliate of Zurich, from 1994 to 1996. From 1992 to 1994, Mr. Klein was an executive vice president and chief financial officer of ARM Financial Group, Inc., and from 1990 to 1992 was a managing director of the capital management group of ICH Corporation. From 1983 to 1990, Mr. Klein was with Providian Corporation. Mr. Klein is a Fellow of the Society of Actuaries and a Chartered Financial Analyst. He received his B.A. in Mathematics and Business Administration from Hope College in Holland, Michigan in 1981, and a M.S. in Statistical and Actuarial Sciences from University of Iowa in Iowa City, Iowa in 1983.

Patrick B. Kelleher, who has been serving as Chief Financial Officer of the company, will cease to serve in such capacity effective May 11, 2011, when Mr. Klein assumes his position as the company’s Chief Financial Officer. As previously disclosed, Mr. Kelleher will continue to serve as an Executive Vice President—Genworth and the leader of the company’s Retirement and Protection segment.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Michael D. Fraizer, our Chairman of the Board, President and Chief Executive Officer;

•	Patrick B. Kelleher, our Chief Financial Officer for 2010 and our Executive Vice President—Genworth, with responsibility for our Retirement and Protection segment since January 1, 2011;

•	Ronald P. Joelson, our Senior Vice President—Chief Investment Officer;

•	Kevin D. Schneider, our Senior Vice President—Genworth, with responsibility for our U.S. Mortgage Insurance segment; and

•

Pamela S. Schutz, our former Executive Vice President—Genworth, with responsibility for our Retirement and Protection segment through December 31, 2010. Ms. Schutz retired from the company on February 25, 2011.

Executive Summary

Key compensation decisions and developments in 2010 and 2011 are summarized below, followed by a discussion of the background and rationale for these recent actions. We also provide an analysis of our performance over the last several years and the alignment of executive compensation with such performance, with a particular focus on CEO compensation.

2010 Key Decisions and Developments

•	We reinstituted selective salary increases in March 2010, following no increases for 2009. Mr. Fraizer’s salary, however, has not changed since 2005.

•	2010 annual incentives earned by all of our named executive officers were below target and, with the exception of Mr. Joelson, were below levels earned for 2009.

•

We restructured our “mid-term incentive” program in 2010 to provide for smaller annual grants, which are intended to measure performance over rolling three-year performance cycles. Our mid-term incentives established in 2010 measure performance relative to total company and segment-specific operating return on equity (“ROE”)[1] targets, and other financial goals as discussed below. There was no mid-term incentive eligible for payout in 2010.

•	We lengthened the full vesting period for grants of stock-settled stock appreciation rights (“SARs”) to four years, beginning with our February 2010 annual equity grant.

2011 Key Decisions and Developments

•	Our mid-term incentive for the 2011-2013 performance period measures effective annual ROE growth and improved stock price relative to total company book value per share[2] over that time period.

•

In lieu of a regular grant of SARs, our 2011 annual equity grants consisted of “Capped SARs,” which include a limit on the maximum appreciation value of the awards in order to reduce the grant date fair value expense.

[1]	“Operating return on equity” equals net operating income (loss) (as defined below) divided by our average ending stockholders’ equity, excluding accumulated other comprehensive income (loss) in our average ending stockholders’ equity, for the most recent five quarters. All references in this proxy statement to “ROE” refer to operating return on equity.
[2]	Book value per share represents equity available to our common stockholders (excluding accumulated other comprehensive income (loss)) divided by the number of basic common shares outstanding.

•	We have adopted a clawback policy covering our executive officers.

•	We have adopted an anti-hedging policy for executive officers.

In addition to base salary, our annual compensation program for named executive officers consists of three key incentives: (1) an annual incentive to reward company financial performance and individual strategic and operating performance; (2) a mid-term incentive to reward company financial performance over a multi-year performance period; and (3) equity grants to reward stock price appreciation and provide long-term incentives.

We intend for our annual incentives to reward a balance of financial and non-financial performance, considering performance relative to goals established at the beginning of the year. This approach balances rewards for annual financial results, with an understanding that actions viewed as being in the best long-term interests of our stockholders and policyholders may not be reflected in financial results for the current year. With respect to our annual incentive for 2010, the Compensation Committee reduced payout expectations for the second consecutive year to adjust for reduced earnings expectations of the company. The Compensation Committee determined that “meeting” expectations for 2010 and related goals for 2010 would result in annual incentive payouts at 90% of target amounts3 (versus 75% for 2009).

Based on the company’s 2010 performance, the annual incentives paid to all of our named executive officers for 2010 were below target levels. This particularly reflects our below target performance relative to stated goals for total company net operating income4 and book value per share for 2010, driven by losses in our U.S. Mortgage Insurance segment and below target results in our Retirement and Protection segment. However, we had strong net operating income performance in our International segment, and we achieved several key strategic financial and non-financial objectives during the year, such as maintaining strong statutory capital, liquidity and improving investment portfolio positions to support future growth. These mixed results warranted differentiated annual incentive rewards to individual named executive officers, ranging from 37% to 85% of individual target amounts.

There were no mid-term incentive payouts in 2010. Beginning in 2010, we transitioned our mid-term incentive program from measuring discrete three-year performance periods (2004-2006 and then 2007-2009) to measuring rolling three-year performance cycles, beginning with a two-year (2010-2011) incentive and a three-year (2010-2012) incentive for this initial transition period only. Target award opportunities for individuals under the new “rolling” cycle program are approximately one-third of the levels used under our former program. With no mid-term incentive opportunity for payout in 2010, this transition approach had the effect of a one-time reduction in annualized total compensation opportunity for the named executive officers for 2010.

Awards of annual equity grants to our named executive officers continue to reflect our desire to use stock-based incentives to motivate long-term stock price appreciation. In order to ensure that the interests of our executive officers are properly aligned with the interests of our stockholders, regular annual equity grants to our named executive officers in 2010 continued to be denominated solely in SARs, which deliver value to the holder only to the extent that our stock price increases after the grant date.

We believe that, in the aggregate, our compensation program for our NEOs has yielded an appropriate pay-for-performance relationship for 2010, and we have aligned incentives with long-term stockholder interests. Annual incentives earned by NEOs for 2010 were below target, consistent with company 2010 financial performance; our mid-term incentives established in 2010 align NEO interests with ROE growth, in addition to other key financial metrics; and our annual grants of SARs reward stock price growth over the long-term.

[3]	Target 2010 annual incentives for the named executive officers are reflected in the Grants of Plan-Based Awards Table below.
[4]	“Net operating income (loss)” equals income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and infrequent or unusual non-operating items.

Evaluating Our Performance and Pay Relationship over Time

The following discussion is intended to summarize the results of our compensation program over the past five years, and to illustrate its alignment with company performance, with particular focus on CEO compensation. Our financial results for the past few years, particularly in terms of net operating income, have been disappointing. Accordingly, our compensation programs have yielded the following results that demonstrate pay has been aligned with company performance over the last five years:

•

All of our NEOs have been awarded a “below target” annual incentive payout since 2006. This includes 2007, when our net operating income was at its highest levels in this five-year period, but performance was below expectations, and thus rewards that year were significantly below target. Additionally, our CEO and segment leaders were not paid any annual incentive for 2008, reflecting performance that was below threshold expectations.

•

For 2009, we paid an annual incentive award to our CEO of approximately 75% of his target opportunity. This award was made for accomplishments relative to key strategic financial and non-financial objectives during a challenging economic environment, including strengthening the company’s balance sheet and capital flexibility, meeting liquidity needs in a tight credit market environment, and maintaining key commercial and customer relationships during that period, which together outweighed a decrease in net operating income for 2009. As a result of this 2009 incentive award, CEO total compensation for 2009 reflects an increase over 2008, when no annual incentive or mid-term incentive was paid to our CEO.

•

Our 2007-2009 mid-term incentive award, which could be earned based on achieving earnings per share and ROE growth targets, did not result in any payouts to NEOs, and thus a significant element of our annual compensation program has not been paid since 2006.

•	All equity awards granted to our CEO since 2005 have consisted solely of SARs, which deliver value only to the extent our stock price increases after the grant date.

•

As noted under our Stock Ownership Guidelines below, our CEO owns or has a beneficial interest in a substantial number of shares of our stock. This ownership, together with his outstanding stock-based incentives, creates a substantial incentive for the CEO aligned with future stock price growth.

Focusing on the alignment between company performance and CEO compensation, the table below demonstrates the correlation between the company’s net operating income and the total cash compensation paid to Mr. Fraizer in terms of base salary and payments made pursuant to our annual and mid-term incentives. The table below is not intended to replace the summary compensation table, but rather to demonstrate the relationship of our CEO pay and company performance over time. Net operating income has consistently been a key metric in our incentive programs, and best illustrates comparative annual performance related to stockholder value creation. We did not include the grant-date fair value of SARs granted to Mr. Fraizer during this time period, as we consider those grants to be incentives for future company and long-term stock price performance.

CEO Cash Compensation Relative to Company Performance

Performance Year	Base Salary Paid (in thousands)	Annual Incentive Paid (in thousands)	Mid-Term Incentive Paid* (in thousands)	Total Cash Compensation Paid (Salary + Annual and Mid-Term Incentives) (in thousands)	Net Operating Income Available to Genworth Stockholders (in millions)
2006	$1,121	$3,000	$6,375	$10,496	$1,317
2007	1,121	1,400	—	2,521	1,373
2008	1,121	—	—	1,121	469
2009	1,121	1,700	—	2,821	198
2010	1,121	1,000	—	2,121	126

*	Represents the payout of our 2004-2006 mid-term incentive at maximum levels of performance. In 2007, we granted our 2007-2009 mid-term incentive denominated in performance stock units. The grant date fair value associated with the 2007-2009 mid-term incentive is not included here because performance related to such award was below threshold and resulted in cancellation of the award without any payout. There was no mid-term incentive eligible for payout in 2010.

The results of our compensation programs demonstrate a clear alignment of CEO pay with company performance over time. As the company’s performance has not reached targeted levels during recent years, our compensation program has delivered reduced annual cash compensation to our CEO, while maintaining appropriate incentives for building long-term stockholder value through grants of SARs.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, the following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation program or policies that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles

Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.	• Annual incentive (short-term performance-based award) • Mid-term incentive program (rewards performance over 2-3 year period) • Annual equity grants (long-term alignment with stockholders)

At risk pay should reflect an executive officer’s impact on company performance.

•   Higher annual and mid-term incentive target opportunities, as well as greater stock appreciation alignment through grants of SARs to our CEO versus other named executive officers

•   Stock ownership guidelines higher for CEO (7x salary) than for Executive Vice Presidents (3x) and Senior Vice Presidents (2x)

Total compensation opportunities should be competitive within the relevant marketplace.	• Our benchmarking approach described below • Reductions made over time to our retirement benefits, as described further below under Our Other Compensation and Benefits Programs

Our compensation structure should remain flexible and allow for the exercise of discretion, where appropriate.

•   Our annual incentive approach incorporates discretion to exercise judgment and is not solely formulaic

•   Use of “rolling” mid-term incentive periods allows flexibility to select metrics for each successive performance cycle to help ensure stockholder alignment over time, and the Compensation Committee maintains negative discretion regarding payouts

•   Our clawback policy (adopted in 2011) gives the Compensation Committee discretion to determine when a clawback is appropriate, and what compensation would be subject to recoupment

Plan designs and incentives should support appropriate risk management practices.

•   Clawback policy (adopted in 2011)

•   Anti-hedging policy (adopted in 2011)

•   Grants of SARs are settled in stock and subject to a nine-month net hold requirement

•   Our executive officers are subject to stock ownership guidelines to ensure significant personal assets are aligned with long-term stockholder interests

Our Annual Compensation Program

Our annual compensation program for executive officers consists of four key elements: base salary, annual incentive, mid-term incentive and equity grants. Additionally, we provide certain other benefits to our executive officers to ensure competitive compensation and benefits consistent with the marketplace and our guiding principles. Below is a summary and assessment of actions taken with respect to our annual compensation program for 2010.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market-competitive. Following a salary freeze in 2009, the Compensation Committee approved, upon the recommendation of our CEO, base salary adjustments for 2010 for three of our named executive officers. Mr. Kelleher was awarded a base salary increase of 33% in order to bring his salary to a competitive level and in recognition of his sustained performance since joining the company in 2007. Mr. Joelson and Mr. Schneider were awarded increases of 3% and 6.5%, respectively, in recognition of their individual performance and in order to maintain market competitive levels of salary progression over time. The base salaries for Mr. Fraizer (in effect since 2005) and Ms. Schutz (in effect since 2008) remained unchanged in 2010.

Annual Incentive

Our 2010 annual incentives were paid based on the Compensation Committee’s judgment of performance against key financial and non-financial objectives for the year. Each named executive officer has an annual incentive target established at the beginning of the year, expressed as a percentage of base salary (individual target values are reported in the Grants of Plan-Based Awards table below). Target annual incentive opportunities for the named executive officers typically range from 100% to 200% of base salary. Separately, due to continued uncertainties in the market environment at the outset of 2010, as well as reduced earnings expectations for the company, the Compensation Committee also set reduced annual incentive expectations, such that achieving “target” levels of performance would result in awards of 90% of an individual’s stated target. A similar approach was used for 2009 annual incentives in which target performance was expected to yield annual incentive payouts at approximately 75% of an individual’s stated target. This approach of reducing annual incentive expectations reflects one manner in which the Compensation Committee has used its discretion in administering our compensation programs, while the reduced levels still provide meaningful and competitive incentive opportunities at a time of reduced earnings performance for the company.

Performance against the financial and non-financial objectives summarized below represents the material factors considered by the Compensation Committee when awarding annual incentives to our named executive officers. Actual performance against any particular objective noted below, however, did not result in any pre-determined or formulaic payouts. Instead, the Compensation Committee subjectively and qualitatively reviewed performance results against the applicable financial and non-financial objectives in determining the actual payouts of the annual incentives. We believe this flexible approach to annual incentives effectively supports our compensation principles by motivating executive officers with clear performance objectives at the outset of the year, while preserving the Compensation Committee’s discretion to exercise their judgment to reward actions viewed as being in the best long-term interests of stockholders. Additionally, this approach does not overly weight the goal-setting process in the current unpredictable economic environment.

Key financial objectives used to evaluate 2010 performance included net operating income at the segment and total company levels, book value per share for the total company, and meeting targeted statutory capital ratios and gross dividend generation to the holding company by the operating segments. Our insurance subsidiaries both in the U.S. and internationally are subject to various statutory capital requirements, which are important to our ability to write new insurance, to grow our businesses and to pay dividends to the holding company. These statutory capital requirements, often expressed as ratios and percentages (as shown in the table below), are also important to the financial strength ratings of our insurance subsidiaries and the holding company. Other non-financial operating or strategic objectives considered when determining 2010 annual incentive awards to each our named executive officers are described further below.

The table below summarizes the key financial targets for the company and our operating segments established by the Compensation Committee at the outset of 2010, and performance against those targets, for 2010:

(Dollar amounts in millions, except per share amounts)
Segment	Key Financial Metrics		2010 Target	2010 Result	Variance
Total Company	Net operating income (1)		$530	$119	$ (411)
	Book value per share (2)		$25.97	$25.82	$ (0.15)
Retirement and Protection	Net operating income		$540	$485	$ (55)

	Risk-based capital ratio in life companies (%)		350%	388%	38	pts
	Dividends to the holding company		$105	$30	$ (75)
International	Net operating income (3)		$490	$563	$ 73
	Business line capital ratios:
	Canada—MCT (%) (4)		135%	156%	21	pts
	Australia—MCR (%) (5)		130%	153%	23	pts
	Lifestyle Protection Insurance—Solvency	(%)	200%	249%	49	pts
	Dividends to the holding company		$99	$312	$ 213

U.S. Mortgage Insurance	Net operating loss		$(200)	$(580)	$ (380)
	U.S. Mortgage Insurance—RTC (6)		20.5:1	21.9:1	(1.4	) pts
	Cash contribution from the holding company		$0	$0	Achieved

(1)	2010 Target and 2010 Result reflect net operating income available to Genworth Financial, Inc.’s common stockholders. 2010 Result excludes foreign exchange benefit of $7 million in excess of planned amounts.
(2)	2010 Result adjusted for the impact of accounting adoptions related to the consolidation of variable interest entities and embedded credit derivatives in 2010 in the amounts of $(104) million and $(171) million, respectively.
(3)	Includes net operating income attributable to noncontrolling interests of $141 million, and excludes foreign exchange benefit of $12 million in excess of planned amounts.
(4)	“MCT” means minimum capital test for our Canadian mortgage insurance subsidiary.
(5)	“MCR” means minimum capital ratio for our Australian mortgage insurance subsidiary.
(6)	“RTC” means consolidated risk-to-capital ratio for our U.S. mortgage insurance subsidiaries.

Overall, performance against our key financial metrics for 2010 annual incentives was disappointing. The company missed expectations for net operating income and book value per share for the total company, as noted in the table above, resulting in below target annual incentives for all of our named executive officers. However, the company met or exceeded expectations on important statutory capital targets and cash generation strategies. And, with limited exceptions, the company exceeded expectations with respect to sales which were considered positive for positioning the company for future performance improvement.

With respect to individual named executive officer annual incentive awards, below is a summary of key factors taken into consideration when determining payouts. The Compensation Committee retained final authority to approve all named executive officer annual incentive awards. The CEO provided the Compensation Committee with a performance assessment for each of the named executive officers and made recommendations for 2010 annual incentives (excluding himself). The Compensation Committee reviews those recommendations with the CEO, and determines the final awards. Likewise, the Compensation Committee evaluated the performance of the CEO for 2010 and, with input from the Board and the Compensation Committee’s independent compensation consultant, determined the 2010 annual incentive award for him. Amounts paid for 2010 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table.

For Mr. Fraizer, his annual incentive award was based on the Compensation Committee’s evaluation of his continued leadership in repositioning the company for improved future performance. As CEO, the greatest weight was given to the financial performance of the whole company, which was below target, as noted above, and also to the performance of our U.S. Mortgage Insurance segment and life insurance operations of our

Retirement and Protection segment. Positive consideration was given for the performance of our International segment and wealth management operations in our Retirement and Protection segment, as well as Mr. Fraizer’s achievement of other strategic and operational objectives important to the company’s repositioning in 2010, which included the following:

•	Maintained organizational focus on meeting all regulatory capital requirements while generating dividends to the holding company for targeted reinvestment;

•	Worked with the Board to assess business mix alternatives and strategies designed to address medium to long-term stockholder value enhancement;

•	Drove active customer and regulator engagement throughout the organization;

•	Maintained strong employee engagement during difficult economic circumstances, as evidenced by employee surveys and low turnover; and

•	Strengthened the company’s leadership team and bench strength in key areas, such as risk management, actuarial, finance, and distribution, through internal development and external hires.

In total, Mr. Fraizer’s accomplishments relative to the company’s performance and his financial and non-financial objectives resulted in an annual incentive award of approximately 44% of his targeted amount for 2010.

For Mr. Kelleher, his annual incentive award reflects his leadership and contributions as our Chief Financial Officer, with additional responsibilities for our actuarial organization and investor relations efforts. When determining Mr. Kelleher’s annual incentive award, weight was given to the company’s below-target annual financial performance, and also Mr. Kelleher’s role in certain key operational and strategic successes, which included the following:

•	Statutory capital levels across our businesses continued to exceed company targeted and regulatory requirements;

•	Executed against our goals to repay all outstanding borrowings under our two revolving credit facilities;

•	Led the issuance of an aggregate principal amount of $800 million in public long-term debt against an original plan of $300 million at the beginning of 2010;

•	Developed highly effective tax strategies for the organization and managed relationships with the rating agencies; and

•	Actively led our businesses to refine our product and distribution management strategies to best fit with our strengths, profitability targets and risk tolerance.

These strategic and operational successes were viewed as critical for rebuilding long-term stockholder value, and resulted in Mr. Kelleher’s annual incentive award of approximately 75% of his targeted amount for 2010.

For Mr. Joelson, his annual incentive award reflects his leadership of our investments organization. Overall, in 2010 our investment performance was in line with our expectations, with core yield5 remaining stable and significantly improved investment returns offsetting some of the net income underperformance in our operating segments. Additional key factors considered when determining Mr. Joelson’s annual incentive award included the following accomplishments:

•	Repositioned our investment strategies in partnership with our businesses during strained economic and financial market conditions to reduce risk while maintaining sound yields;

[5]	“Core yield” means the investment yield adjusted for those items that are not recurring in nature, such as bond calls and commercial mortgage loan prepayments, income related to reinsurance arrangements accounted for under the deposit method and income and assets related to consolidated securitization entities.

•	Effectively executed investment strategies to support achievement of the statutory capital ratios and dividend generation to the holding company by the operating segments noted above; and

•	Partnered with our businesses to develop and deploy enhanced risk hedging strategies and information system capabilities.

In total, the Compensation Committee awarded Mr. Joelson an annual incentive for 2010 of approximately 85% of his targeted amount for the year.

For Mr. Schneider, his annual incentive award reflects his leadership of our U.S. Mortgage Insurance segment in 2010. Financial performance in our U.S. Mortgage Insurance segment was significantly below targeted levels for 2010. This segment continued to be impacted by a difficult U.S. housing market that resulted in increased reserves for future claims, and net operating losses that were significantly larger than targeted levels. In addition, loss mitigation activities6 in 2010 declined as compared to 2009, with a reduction of expected losses of $734 million in 2010, compared to $847 million in the prior year. Mr. Schneider’s role in certain non-financial and strategic accomplishments was also considered, and these are summarized below:

•	Successfully executed against our capital flexibility strategy to support the financial strength of our U.S. Mortgage Insurance segment without cash contributions from the holding company;

•	Effectively controlled the quality of new business through prudent underwriting guidelines;

•	Delivered market share increase of flow new insurance written to 15.4% in 2010, despite a smaller origination market in the year; and

•	Demonstrated active leadership in regulatory affairs and government relations.

In consideration of the above key criteria, the Compensation Committee awarded Mr. Schneider an annual incentive for 2010 of approximately 37% of his stated target.

For Ms. Schutz, who retired on February 25, 2011, her annual incentive award reflects her leadership of our Retirement and Protection segment in 2010. In this segment, financial performance did not achieve targeted levels for 2010, including below target net operating income performance and below target dividend generation to the holding company, as noted in the table above. In addition, ROE levels and improvement lagged expectations in that segment. However, new product introductions and sales for our key business lines in our Retirement and Protection segment, as well as net flows and assets under management in our wealth management business, generally exceeded targeted levels with the exception of annuities. Ms. Schutz’ annual incentive award reflects such performance. In the aggregate, the Compensation Committee awarded Ms. Schutz an annual incentive of approximately 38% of her stated target for 2010.

Mid-Term Incentive

The company has historically granted a mid-term incentive award to its executive officers to recognize performance over a three-year performance cycle. In March 2010, the company transitioned its mid-term incentive program to utilize smaller annual grants with rolling three-year performance cycles. In order to facilitate the transition to rolling three-year cycles, the Compensation Committee approved a two-year (2010-2011) incentive for this initial period only, in addition to a regular three-year (2010-2012) incentive. Each executive officer was awarded a target award opportunity fixed at the beginning of the performance period, with individual target payouts under the new rolling three-year performance cycles being approximately one-third of targeted levels under the former program. The Compensation Committee reserves the right to determine whether to pay the mid-term award in cash or shares of company stock at the end of each performance period. Payouts will be based on company performance relative to threshold, target and maximum performance goals established

[6]	Loss mitigation activities in our U.S. mortgage insurance business include rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions.

for each performance period. The established metrics are independently weighted such that performance below the threshold goals established for all metrics will result in no payouts, and each participant may earn up to 200% of his or her target amount (or 150% in the case of the CEO) for performance that meets or exceeds all of the maximum goals established.

Metrics for the 2010-2011 and 2010-2012 mid-term incentives measure a combination of total company performance and operating segment performance, and the metrics differ by role. For named executive officer participants in our headquarters organization at the time of the initial grant (Messrs. Fraizer and Kelleher), payouts will be determined based on the following metrics: (1) 50% will be based on performance relative to total company net operating income, total company book value per share (excluding AOCI), and total company ROE; and (2) 50% based on an average of performance for each of the company’s operating segments against segment-specific goals relating to net operating income, book value, ROE and cumulative dividends generated to the parent holding company for the specified performance period. For Mr. Joelson, who leads our investments organization, payouts related to his mid-term incentives will be based 25% on the total company metrics noted above, and 75% on a weighted mix of segment-specific ROEs. For Mr. Schneider, who leads our U.S. Mortgage Insurance segment, payouts will be based 25% on the total company metrics noted above, and 75% on the segment-specific metrics described above relative to the U.S. Mortgage Insurance segment. Ms. Schutz, who led our Retirement and Protection segment prior to her retirement from the company in February 2011, will not be eligible for payment under her mid-term incentive awards as a result of her retirement.

The goals established for the 2010-2011 and 2010-2012 mid-term incentives were intended to reward achievement of 10% ROE for the company by the end of 2012, as well as the component segment ROEs of 10% each in the Retirement and Protection and U.S. Mortgage Insurance segments, and 15% in our International segment also by 2012. The 2010-2012 mid-term incentive rewards those specific targets, in addition to the other metrics noted above, and the 2010-2011 mid-term incentive rewards targeted progress toward those ROE goals, in addition to the other metrics noted above. At this time, we do not expect target levels of both of these mid-term incentives to be achievable, and several of the metrics for each plan are estimated to be near, or below, the threshold goals established at the time of the award.

Equity Grants (Long-Term Incentive)

Our annual equity grants to executive officers have historically consisted of a combination of SARs and RSUs. Use of these two equity awards creates a balance among:

(a)	stock price leverage through SARs, because SARs do not have value unless our stock price increases from the date of grant; and

(b)	retention value through full-value RSUs, because RSUs retain value even if the stock price declines, but vest over a period of time during which the grantee must remain in the service of the company.

Since 2009, however, our named executive officers have only been awarded annual equity grants in the form of SARs due to the company’s low stock price relative to the book value of the company. We believe SARs, which are settled in shares of common stock, provide the purest form of total stockholder alignment, as no value will be received from the grants unless the company’s stock price increases following the grant. Additionally, our annual equity grants to Mr. Fraizer since 2005 have been 100% SARs, reflecting his unique role as CEO and the need for his long-term alignment with stock price appreciation. Individual named executive officer grants in 2010 reflected share amounts consistent with grant levels in prior years, adjusted slightly for each individual based on the Compensation Committee’s discretionary evaluation of each named executive officer’s performance, competitive pay levels, retention needs and ability of the named executive officer to influence stock price appreciation. Mr. Joelson was separately awarded a grant of RSUs in 2010, which vests 50% per year beginning on the first anniversary of the grant date, as recognition for his strong performance and in lieu of his participation in our 2007-2009 mid-term incentive program on a pro-rata basis for his first full year of employment with the company in 2009.

The Compensation Committee determined that beginning with the 2010 annual grant, awards of SARs will vest over a four-year period (which is one year longer than awards granted in 2009). This remains a competitive practice to attract and retain talent, while longer vesting periods better align executive officers with long-term interests of stockholders and support longer-term retention of talent. SARs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Potential Payments Upon Termination or Change of Control section below.

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee regularly meets in executive session and retains the final authority to approve all compensation policies, programs and amounts paid to our executive officers.

Role of Management and Compensation Consultants

Our CEO and Senior Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. This includes analysis of incentive program alignment with business strategy, as well as context for understanding financial results and competitiveness when the Compensation Committee evaluates business performance. The CEO is also expected to provide the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual executive officers (other than himself).

The Compensation Committee retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our executive officers. The Compensation Committee occasionally requests special studies, assessment of market trends and education regarding changing laws and regulations from its compensation consultant to assist the Compensation Committee in its decision-making processes. The compensation consultant does not determine the amount or form of compensation for our executive officers.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for executive officers. We review each component of compensation for our executive officers separately and in the aggregate, and consider the internal relationships among the executive officers to help determine appropriate pay levels. With respect to individual executive officers, we compare the total target annual compensation opportunities for our executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors when making compensation decisions. For example, individual executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group was intended to represent, in the aggregate, companies with whom we compete for talent and/or that operate in similar business sectors as we do. The companies included in market surveys purchased by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

Due to the impact of restrictions placed on certain companies in the Peer Group (noted below with an asterisk*) who participated in the U.S. Government’s Troubles Asset Relief Program in 2009 (“TARP”), the Compensation Committee separated review of the data from those companies from the remainder of the Peer Group while they remain under those compensation restrictions. The Peer Group in place during 2010 was comprised of the following companies:

Aetna, Inc.	Hartford Financial Services Group, Inc.*	Protective Life Corporation
Aflac, Inc.	Lincoln National Corporation*	Prudential Financial, Inc.
Ameriprise Financial, Inc.	Manulife Financial Corporation	Raymond James Financial, Inc.
AON Corporation	Marsh & McLennan Companies, Inc.	Sun Life Financial Inc.
Assurant, Inc.	MGIC Investment Corporation	Torchmark Corporation
The Chubb Corporation	Principal Financial Group, Inc.	Unum Group
Cigna Corporation	The Progressive Corporation	XL Capital Ltd (now XL Group PLC)

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. In particular, annual cash incentives for our named executive officers are granted pursuant to the 2004 Genworth Financial, Inc. Omnibus Incentive Plan. Using an “umbrella approach,” annually we establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, as described in more detail under the Annual Incentive section above, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s more subjective evaluation of corporate, operational and individual performance.

As an additional example, the Black-Scholes accounting expense for stock options and SARs for the company has been significantly impacted by the company’s historical stock price volatility, resulting in significantly higher than normal expenses for such awards. As a result, beginning with the company’s 2011 annual equity grant, the company will make grants of “Capped SARs,” which include a limit on the maximum appreciation value of the awards in order to reduce the impact of stock price volatility on grant date fair value expense, in lieu of traditional non-qualified stock options or SARs where appropriate.

Other than base salary, we have structured the main elements of our 2010 annual compensation program for named executive officers, including annual incentives, the mid-term incentive and long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company.

Our Other Compensation and Benefits Programs

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which a substantial majority of our U.S. employees, including our named executive officers, are eligible to participate. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”);

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”); and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Following a review of our qualified and non-qualified retirement benefits in 2009, we determined to reduce the aggregate value of these retirement programs for existing participants effective in 2011, and to make further reductions in the aggregate value of the programs for newly hired employees beginning in 2010. Following these adjustments, we believe that our retirement benefits, including the mix and value of the elements, remain competitive and that our total compensation programs continue to support attraction and retention of talent. Each of the above non-qualified retirement plans is described in more detail in the Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We also provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial planning services and annual physical examinations.

Termination and Change of Control Benefits

We typically do not have individual employment agreements with our named executive officers that provide for specific severance benefits upon a termination of employment. Generally, an executive will only receive compensation and benefits for which he or she has already vested prior to termination of employment, and will forfeit any unearned annual incentive, mid-term incentive or outstanding equity awards at that time. We do include provisions in some of our programs that provide for benefits in the event of an involuntary termination, such as death, total disability or sale of a business unit to a successor employer. Any amounts payable to named executive officers in those limited circumstances are described in more detail in the Potential Payments Upon Termination or Change of Control section below.

We also maintain the 2005 Genworth Financial, Inc. Change of Control Plan (the “Change of Control Plan”), which provides severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without cause or by the executive for good reason within two years following a change of control of the company (“Qualified Termination”). Potential benefits under the Change of Control Plan are separated into two “tiers” of participation, with each of the named executive officers participating in the highest tier.

The Change of Control Plan is intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Change of Control Plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of the Change of Control Plan to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2010, there were no changes made to the provisions of the Change of Control Plan.

The potential payments upon a Qualified Termination for each of our active named executive officers are described more fully in the Potential Payments Upon Termination or Change of Control section below.

Other Key Governance Policies

In addition to our annual compensation program, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation program.

Stock Ownership Guidelines and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers An ownership multiple is used to determine a target number of shares by multiplying the executive officer’s annual base salary by the applicable multiple shown below, and dividing the result by the average closing price of the company’s common stock during the 12 months immediately preceding the date upon which the executive officer became subject to these stock ownership guidelines. Each executive officer must attain ownership of the required stock ownership level within three years of becoming subject to the stated guidelines and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple, whichever comes first.

Position	Multiple	Time to Attain
CEO	7x Salary	3 years
Executive Vice Presidents	3x Salary	3 years
Senior Vice Presidents	2x Salary	3 years

In the event that an executive officer fails to reach a required level of stock ownership during the three-year period above, the company may require annual incentive payments to the executive officer to be paid in common stock until the applicable required level of stock ownership is obtained. In order to meet this stock ownership requirement, an executive officer may count all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan and any outstanding RSUs, but excluding any RSUs that vest upon retirement.

The following table shows the value of common stock held by each of the actively serving named executive officers as of March 22, 2011 relative to the stock ownership guideline:

Named Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines	% of Time Elapsed to Attain Guideline
Michael D. Fraizer	833,294	230,398	362	100
Patrick B. Kelleher(1)	35,044	127,932	27	7
Ronald P. Joelson	69,218	56,054	123	77
Kevin D. Schneider	52,711	37,907	139	88

(1)	Upon his promotion to Executive Vice President effective January 1, 2011, Mr. Kelleher’s stock ownership guideline was raised based on the multiple and methodology described above. He has three years from the date of his promotion to achieve the new ownership level.

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to the CEO, executive vice presidents and senior vice presidents of the company.

Anti-Hedging Policy

In March 2011, the Compensation Committee adopted an anti-hedging policy, which prohibits executive officers from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The Compensation Committee adopted this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

Clawback Policy

In March 2011, the Compensation Committee adopted a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation program of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and its proxy statement on Schedule 14A to be filed in connection with the company’s 2011 Annual Meeting of Stockholders, each of which has been or will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

James S. Riepe, Chair

Steven W. Alesio

Nancy J. Karch

James A. Parke

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
Michael D. Fraizer	2010	1,121,403	—		—	4,198,480	1,000,000	441,000	171,379	6,932,262
Chairman of the Board, President and Chief Executive Officer	2009	1,121,403	—		—	3,944,000	1,700,000	365,090	121,693	7,252,186
	2008	1,121,403	—		—	2,308,000	—	89,147	179,607	3,698,157

Patrick B. Kelleher	2010	595,206	—		—	1,154,582	450,000	148,910	90,042	2,438,740
Executive Vice President— Genworth; Chief Financial Officer(1)	2009	448,561	500,000	(3)	—	1,423,680	500,000	89,387	77,840	3,039,468
	2008	438,976	650,000	(4)	205,200	363,510	—	69,720	123,387	1,850,793

Ronald P. Joelson	2010	510,478	—		381,442	1,049,620	550,000	111,893	70,424	2,673,857
Senior Vice President—Chief Investment Officer

Kevin D. Schneider	2010	482,682	250,000	(5)	—	892,177	225,000	76,820	91,333	2,018,012
Senior Vice President— Genworth

Pamela S. Schutz	2010	647,922	—		—	1,154,582	425,000	230,329	145,142	2,602,975
Former Executive	2009	647,922	—		—	671,360	800,000	190,026	99,880	2,409,188
Vice President— Genworth(2)	2008	643,129	—		182,400	553,920	—	75,955	127,126	1,582,530

(1)	On January 1, 2011, Mr. Kelleher was appointed Executive Vice President—Genworth and the leader of our Retirement and Protection segment. As previously announced, Mr. Kelleher also continues to serve as our Chief Financial Officer, and he will remain in this role until May 11, 2011 when his successor, Martin P. Klein, assumes the role of our Chief Financial Officer.
(2)	Ms. Schutz stepped down as Executive Vice President—Genworth as of December 31, 2010. She remained with the company as a non-executive, senior advisor until her retirement on February 25, 2011.
(3)	In the fall of 2008, the Compensation Committee separately approved special transition incentives to certain key managers, including Mr. Kelleher, which were paid in November 2009, based on continued satisfactory performance and leadership.
(4)	The bonus amount for Mr. Kelleher in 2008 reflects a hiring bonus in the amount of $200,000 and a discretionary incentive payment of $450,000 for his performance in 2008.
(5)	Reflects a one-time retention bonus payment made to Mr. Schneider pursuant to an agreement entered into in July, 2008 upon his promotion to Senior Vice President—Genworth with responsibilities for our U.S. Mortgage Insurance segment.
(6)	Reflects the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718.
(7)

Reflects the aggregate grant date fair value of SARs based on option-pricing models for use in valuing executive stock options in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2010 filed with the SEC. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model.

(8)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis above.
(9)	Reflects the change during 2010 in actuarial present values of each of the named executive officer’s accumulated benefits under the SERP. A description of the SERP precedes the 2010 Pension Benefits Table below.
(10)	See the 2010 All Other Compensation—Details table below.

2010 All Other Compensation—Details

	Company Contributions to the Retirement Plans ($)(1)	Life Insurance Premiums ($)(2)	Executive Physical ($)	Financial Counseling ($)	Company Car ($)(3)	Total ($)
Mr. Fraizer	109,400	41,984	3,000	16,995	—	171,379
Mr. Kelleher	63,408	6,639	3,000	16,995	—	90,042
Mr. Joelson	60,019	10,405	—	—	—	70,424
Mr. Schneider	47,845	8,371	—	16,995	18,122	91,333
Ms. Schutz	80,212	47,935	—	16,995	—	145,142

(1)	Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2010 to the 401(k) feature of the Retirement and Savings Plan; and (ii) company contributions made in 2011, which are based on 2010 earnings, (a) to the defined contribution pension feature of the Retirement and Savings Plan and (b) to the Restoration Plan, which is described further in the Non-Qualified Deferred Compensation section below.
(2)	Represents premium payments made in 2010 for the following programs: (i) Leadership Life Program—an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death.
(3)	The company decided to cease the company car benefit for executive officers, effective upon the termination of existing leases.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table provides information on the following plan-based awards that were made in 2010:

•

Annual Incentive. Annual incentive bonus opportunities awarded to our named executive officers are earned based on a subjective evaluation of company performance against one-year operating objectives and individual performance objectives. Additional information regarding the design of the annual incentive program and 2010 awards are included in the Compensation Discussion and Analysis above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Mid-Term Incentive. Represents the 2010-2011 and 2010-2012 cash mid-term incentives to be earned based on company performance. The plan assigns each participant a designated target award amount, which is forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% (or 150% in the case of our CEO) of the target award amount for exceptional performance. Additional information on our mid-term incentive is included in the Compensation Discussion and Analysis above. The mid-term incentives are identified as “MTI (2 Yr)” and “MTI (3 Yr)” below.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs and our long-term equity grant is included in the Compensation Discussion and Analysis above.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. Dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest.

2010 Grants of Plan-Based Awards Table

Name	Award Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold	Target	Max
Mr. Fraizer	AI			—	2,250,000	3,375,000
	MTI	(2 Yr)		—	1,688,000	2,532,000
	MTI	(3 Yr)		—	1,688,000	2,532,000
	SAR		2/10/2010					400,000	14.18	4,198,480
Mr. Kelleher	AI			—	600,000	900,000
	MTI	(2 Yr)		—	510,000	1,020,000
	MTI	(3 Yr)		—	510,000	1,020,000
	SAR		2/10/2010					110,000	14.18	1,154,582
Mr. Joelson	AI			—	643,750	965,625
	MTI	(2 Yr)		—	438,000	876,000
	MTI	(3 Yr)		—	438,000	876,000
	SAR		2/10/2010					100,000	14.18	1,049,620
	RSU		2/10/2010				26,900			381,442
Mr. Schneider	AI			—	612,500	918,750
	MTI	(2 Yr)		—	417,000	834,000
	MTI	(3 Yr)		—	417,000	834,000
	SAR		2/10/2010					85,000	14.18	892,177
Ms. Schutz	AI			—	1,170,000	1,755,000
	MTI	(2 Yr)		—	553,000	1,106,000
	MTI	(3 Yr)		—	553,000	1,106,000
	SAR		2/10/2010					110,000	14.18	1,154,582

(1)	The RSUs vest 50% per year beginning on the first anniversary of the grant date.
(2)	The SARs vest 25% per year beginning on the first anniversary of the grant date.
(3)	Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for 2010 filed with the SEC.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs and RSUs outstanding on December 31, 2010.

In May 2004, our company completed an IPO. In order to provide a clearer presentation of compensation related to events prior to and following that time, we have separated stock and option awards in the Outstanding Equity Awards at 2010 Fiscal Year-End Table into the following three categories:

(i)	“Conversion Awards”—Awards granted by our former parent prior to our IPO and converted into Genworth awards upon our IPO. Each award maintained the original vesting schedule and expiration dates at the time of conversion.

(ii)	“Founders Grant”—Special awards of either stock options or SARs granted to the “founding members” of our company in connection with our IPO in 2004. The awards vested 25% per year beginning on the second anniversary of the grant date (May 25, 2004).

(iii)	“Company Awards”—Awards granted in years following our IPO. For the named executive officers, these consist of awards made in 2005 through 2010, described as long-term equity grants in the Compensation Discussion and Analysis above.

		Option Awards					Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
Mr. Fraizer	Conversion Awards	93,911	—		17.2822	09/13/2012	277,804	(11)	3,650,345
		122,084	—		20.1445	09/12/2013	—		—
	Founders Grant	1,425,000	—		19.5000	05/25/2014	—		—
	Company Awards	274,200	—		32.1000	07/20/2015	—		—
		272,000	68,000	(1)	34.1300	08/09/2016	—		—
		222,000	148,000	(2)	30.5200	07/31/2017	—		—
		160,000	240,000	(3)	22.8000	02/13/2018	—		—
		133,334	266,666	(4)	2.4600	02/12/2019	—		—
		433,334	216,666	(5)	7.8000	08/19/2019	—		—
		—	400,000	(6)	14.1800	02/10/2020	—		—
Mr. Kelleher	Company Awards	12,000	8,000	(7)	34.2700	01/29/2017	5,000	(12)	65,700
		22,470	14,980	(2)	30.5200	07/31/2017	2,675	(13)	35,150
		25,200	37,800	(3)	22.8000	02/13/2018	9,000	(14)	118,260
		27,000	54,000	(4)	2.4600	02/12/2019	—		—
		166,667	83,333	(5)	7.8000	08/19/2019	—		—
		—	110,000	(6)	14.1800	02/10/2020	—		—
Mr. Joelson	Company Awards	27,000	54,000	(4)	2.4600	02/12/2019
		66,667	33,333	(5)	7.8000	08/19/2019	26,666	(15)	350,391
		—	100,000	(6)	14.1800	02/10/2020	26,900	(16)	353,466
Mr. Schneider	Conversion Awards	7,826	—		27.9518	07/26/2011	—		—
		7,826	—		22.6681	09/26/2011	—		—
		4,069	—		17.2822	09/13/2012	—		—
		16,905	—		20.1445	09/12/2013	—		—
	Company Awards	17,778	35,555	(9)	7.8000	05/25/2014	2,100	(13)	27,594
		1,534	3,066	(9)	7.8000	07/20/2015	5,600	(14)	73,584
		1,700	3,400	(9)	7.8000	08/19/2016	1,700	(17)	22,338
		2,100	4,200	(9)	7.8000	07/31/2017	10,000	(18)	131,400
		2,100	6,300	(10)	7.8000	02/13/2018	—		—
		18,000	27,000	(8)	16.3100	08/01/2018	—		—
		—	48,000	(4)	2.4600	02/12/2019	—		—
		66,667	33,333	(5)	7.8000	08/19/2019	—		—
		—	85,000	(6)	14.1800	02/10/2020	—		—

		Option Awards					Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
Ms. Schutz	Conversion Awards	21,913	—		27.9518	07/26/2011	43,040	(11)	565,546
		21,913	—		22.6681	09/26/2011	—		—
		47,582	—		17.2822	09/13/2012	—		—
		35,687	—		20.1445	09/12/2013	—		—
	Founders Grant	275,000	—		19.5000	05/25/2014	—		—
	Company Awards	39,600	—		32.1000	07/20/2015	2,734	(13)	35,925
		33,880	8,470	(1)	34.1300	08/09/2016	8,000	(14)	105,120
		39,360	26,240	(2)	30.5200	07/31/2017	3,025	(15)	39,749
		38,400	57,600	(3)	22.8000	02/13/2018	—		—
		—	74,666	(4)	2.4600	02/12/2019	—		—
		—	33,333	(5)	7.8000	08/19/2019	—		—
		—	110,000	(6)	14.1800	02/10/2020	—		—

(1)	Remaining unvested SARs vest 100% on 08/09/2011.
(2)	Remaining unvested SARs vest 50% on 07/31/2011 and 07/31/2012.
(3)	Remaining unvested SARs vest one-third on 02/13/2011, 02/13/2012 and 02/13/2013.
(4)	Remaining unvested SARs vest 50% on 02/12/2011 and 02/12/2012.
(5)	Remaining unvested SARs or stock options vest on 08/19/2013, subject to earlier vesting, upon the closing price of the company’s common stock exceeding $20 for 20 consecutive trading days.
(6)	SARs vest 25% on 02/10/2011, 02/10/2012, 02/10/2013 and 02/10/2014.
(7)	Remaining SARs vest 50% on 01/29/2011 and 01/29/2012.
(8)	Remaining unvested SARs vest one-third on 08/01/2011, 08/01/2012 and 08/01/2013.
(9)	Remaining unvested stock options vest 50% on 08/19/2011 and 08/19/2012.
(10)	Remaining unvested stock options vest one-third on 08/19/2011, 08/19/2012 and 08/19/2013.
(11)	RSUs vest 100% upon retirement at age 60 with at least five years of service.
(12)	RSUs vest 100% on 01/29/2012.
(13)	RSUs vest 100% on 07/31/2012.
(14)	RSUs vest 50% on 02/13/2011 and 02/13/2013.
(15)	RSUs vest 50% on 01/02/2011 and 01/02/2012.
(16)	RSUs vest 50% on 02/10/2011 and 02/10/2012.
(17)	RSUs vest 100% on 08/09/2011.
(18)	RSUs vest 50% on 08/01/2011 and 08/01/2013.
(19)	Market value is calculated based on the closing price of our common stock on December 31, 2010 of $13.14 per share.

2010 Options Exercised and Stock Vested Table

The table below provides information regarding option awards (SARs) that were exercised and stock awards (RSUs) that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Fraizer	—	—	30,467	424,710
Mr. Kelleher	—	—	7,675	107,243
Mr. Joelson	—	—	13,334	153,741
Mr. Schneider	24,000	280,560	3,634	50,700
Ms. Schutz	104,001	847,643	7,133	99,489

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives, including our named executive officers, with additional retirement benefits. The SERP was closed to new participants effective January 1, 2010. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 50% of the participant’s average annual compensation (40% beginning in 2011). Benefit service is defined as service since the plan’s inception date or date of hire, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the defined contribution pension feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes includes only salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below.

SERP Benefit	=	1.45% x Average Annual Compensation x Service as Eligible Participant (through 12/31/2010)	+	1.1% x Average Annual Compensation x Service as Eligible Participant (after 1/1/2011)	-	Annuitized value of defined contribution pension

The SERP has no provisions for early retirement acceleration or payout. There are also no provisions for the granting of extra years of service. Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described below under Potential Payments Upon Termination or Change in Control. If a participant resigns before vesting, then his or her SERP benefit will be forfeited.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2010;

•	Interest rate of 5.75%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2010.

2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Fraizer	SERP	5.33	1,650,577	—
Mr. Kelleher	SERP	3.92	360,071	—
Mr. Joelson	SERP	2.09	201,875	—
Mr. Schneider	SERP	5.33	222,735	—
Ms. Schutz (1)	SERP	5.33	889,112	—

(1)	Upon her retirement in February 2011, Ms. Schutz did not meet the eligibility requirements to receive a benefit from the SERP and therefore forfeited her benefit as described in the Potential Payments Upon Termination or Change in Control section below.

Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table reflects company contributions to the Restoration Plan earned by the named executive officers in 2010.

Retirement and Savings Restoration Plan

Our contributions to non-qualified compensation plans reflected in the 2010 Non-Qualified Deferred Compensation Table consist of contribution credits under the Restoration Plan. The Restoration Plan provides eligible executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the Savings Plan Feature (401(k)) of our Retirement and Savings Plan as a result of restrictions under the Code. For 2010, we provided a contribution credit equal to 4% of the participant’s eligible pay (salary and annual incentive paid, minus any deferred salary and/or annual incentive) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($245,000 in 2010). From the Restoration Plan’s inception in September 2005 until December 2010, all participant accounts were tracked against the American Balanced Fund under the Retirement and Savings Plan.

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60 or upon termination of employment under certain circumstances, as described below under Potential Payments upon Termination or Change in Control. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service.

Deferred Compensation Plan

The Deferred Compensation Plan provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. As of December 31, 2010, no named executive officers have a balance in the Deferred Compensation Plan.

The amounts reflected below are related to the Retirement and Savings Restoration Plan as described above.

2010 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Fraizer	—	80,000	39,258	—	333,525
Mr. Kelleher	—	34,008	7,303	—	62,250
Mr. Joelson	—	30,619	4,644	—	39,780
Mr. Schneider	—	21,507	8,011	—	68,068
Ms. Schutz (1)	—	48,117	18,976	—	161,207

(1)	Upon her retirement on February 25, 2011, Ms. Schutz did not meet the eligibility requirements to receive a benefit from the Retirement and Savings Restoration Plan and therefore forfeited her benefit as described in the Potential Payments upon Termination or Change in Control section below.
(2)	Reflects company contributions made in 2011, which are based on 2010 earnings. The contributions are reported as compensation for 2010 in the “All Other Compensation” column of the Summary Compensation Table. The contributions are not included in the “Aggregate Balance at Last FYE” column of this table.
(3)	Aggregate balances reported as of December 31, 2010 for the named executive officers include amounts that were reported in the Summary Compensation Table for years prior to 2010. For the Restoration Plan, the amount of previously reported compensation includes $274,389 for Mr. Fraizer, $47,521 for Mr. Kelleher, and $133,285 for Ms. Schutz.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize the compensation and benefits payable to each of the named executive officers in the event of a termination of such named executive officer’s employment under various circumstances. The amounts shown assume that such termination was effective as of December 31, 2010.

As noted above, Ms. Schutz retired from the company on February 25, 2011. Upon her separation from the company Ms. Schutz did not meet the age qualifications, generally age 60, to earn any of the retirement benefits described under the Retirement section below, or to qualify for any retirement based vesting of outstanding equity awards. Therefore, Ms. Schutz’s termination resulted in no additional payments beyond her already vested compensation and benefits, and she is not included in the discussion or tables below.

Termination of Employment in General

We do not typically have employment agreements or other individual arrangements with our named executive officers that provide for specific severance benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, amounts previously earned and deferred under the Deferred Compensation Plan and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) and defined contribution portion of our Retirement and Savings Plan.

In the event of death, disability, retirement or certain terminations following a business disposition or a change of control of the company, an executive officer would be eligible to receive additional benefits or compensation as set forth in the tables and described in the narrative below.

Change of Control

Pursuant to the Change of Control Plan, the named executive officers would receive payments in the event of an involuntary termination without cause or a voluntary resignation with good reason that occur within two years following a change of control of the company (“Qualified Termination”).

In the event of a Qualified Termination, each participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below.

	Mr. Fraizer	Mr. Kelleher	Mr. Joelson	Mr. Schneider
Basic Benefits
Pro-Rated Annual Incentive (1)	$2,250,000	$600,000	$643,750	$612,500
Pro-Rated Mid-Term Incentive Awards (cash plan) (2)	1,406,667	425,000	365,000	347,500
Cash Severance (3)	6,750,000	2,400,000	2,317,500	2,205,000
Stock Option and SAR Vesting (4)	4,004,989	1,021,718	754,718	971,100
RSU Vesting (4)	—	219,110	703,857	254,916
SERP Vesting (5)	1,650,577	360,071	201,875	222,735
Restoration Plan Vesting (6)	413,525	96,258	70,399	89,575
Continued Health Coverage (7)	13,460	13,460	1,827	13,460
Continued Life Insurance (8)	68,166	10,934	16,484	13,542
280G Tax Gross-up (9)	—	1,184,812	1,143,045	1,054,207

Sub-Total	16,557,384	6,331,363	6,218,455	5,784,535

Enhanced Benefits
Enhanced Cash Severance (3)	3,375,000	1,200,000	1,158,750	1,102,500
Enhanced RSU Vesting (4)	3,650,345	—	—	—
280G Tax Gross-up (9)	—	—	—	—

Sub-Total	7,025,345	1,200,000	1,158,750	1,102,500

Total Basic and Enhanced Benefits	$23,582,729	$7,531,363	$7,377,205	$6,887,035

(1)	Lump sum cash payments of the executive officer’s current-year annual incentive. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(2)	Represents a pro-rated portion of the Mid-Term Incentive Award. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(3)	Basic Benefits: 2.00 times base salary plus 2.00 times target annual incentive for the named executive officers. Enhanced Benefits: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.
(4)	Amounts reflect the aggregate value (based on the value of Genworth common stock as of December 31, 2010) of time-vested equity awards for which vesting would accelerate under the Change of Control Plan. Basic Benefits: represents the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full and the fair market value of all shares underlying unvested RSUs (except those RSUs scheduled to vest upon retirement). Enhanced Benefits: in addition, represents the incremental value of RSUs that vest upon retirement, which would immediately vest upon termination if the executive executes the non-competition agreement.
(5)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2010 Pension Benefits Table, which would become fully vested.

(6)	Represents the outstanding balance of the Restoration Plan plus contributions made to the plan in 2011 for qualified earnings in 2010, as noted in the 2010 Non-Qualified Deferred Compensation Table.
(7)	Represents an estimated value for providing continued medical, dental and hospitalization coverage for 18 months following a Qualified Termination.
(8)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	The Change of Control Plan will provide a gross-up payment for any excise tax due under Section 280G of the Code, except where the total payments to an executive officer exceed the limit defined under Section 280G of the Code by less than 10%. In the instance that an executive’s parachute payments do not exceed the limit in Section 280G of the Code by 10%, then the compensation payable to the executive will be reduced such that the total payments do not exceed the Internal Revenue Service limit (which is referred to as a “modified 280G cut-back”). The amounts in these rows represent a good-faith estimate of potential gross-up payments payable to the named executive officers.

Death or Disability

In the event of death or total disability, executive officers (or the designated beneficiary) would generally be eligible for a pro-rated portion of any annual or mid-term incentive awards. The annual incentive amount payable is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. All other amounts that include accelerated vesting or life insurance benefits are shown in the table below. Assuming a termination due to death or total disability on December 31, 2010, an executive (or the designated beneficiary) would be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, and any unvested RSUs would become vested. The treatment for outstanding stock options, SARs and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled.

•

Mid-Term Incentives. Executives (or the designated beneficiary) would receive a pro-rated portion of any mid-term incentive award in the case of death or disability, based on actual performance at the time of payout.

•

Retirement Programs. Executive officers (or the designated beneficiary) would become vested in the SERP benefits shown in the 2010 Pension Benefits Table and the balance of the Restoration Plan reported in the 2010 Non-Qualified Deferred Compensation Table. Executive officers would also receive the 2011 contribution to the Restoration Plan, which is based on 2010 compensation.

•

Life Insurance Programs. In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The estimated values for these additional benefits are noted in the table below.

	Mr. Fraizer		Mr. Kelleher		Mr. Joelson		Mr. Schneider
	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options and SARs (1)	$4,004,989	$4,004,989	$1,021,718	$1,021,718	$754,718	$754,718	$971,100	$971,100
RSUs (1)	3,650,345	3,650,345	219,110	219,110	703,857	350,391	254,916	254,916
Mid-Term Incentive Award (2)	1,406,667	1,406,667	425,000	425,000	365,000	365,000	347,500	347,500
Restoration Plan (3)	80,000	80,000	34,008	34,008	30,619	30,619	21,507	21,507
Leadership Life (4)	5,650,000	23,784	1,800,000	6,854	2,000,000	6,365	1,610,000	4,499
Executive Life (5)	1,407,500	—	1,407,500	—	1,410,000	—	1,410,000	—

Total	$16,199,501	$9,165,785	$4,907,336	$1,706,690	$5,264,194	$1,507,093	$4,615,023	$1,660,355

(1)	Reflects the aggregate value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2010. Amounts represent the “spread value” of any unvested stock options and SARs and the fair market value of shares underlying any unvested RSUs.

(2)	Reflects a pro-rated portion of mid-term incentives. The target value of the plans are shown as an estimate; however, actual amount received is based on the performance of the full two- and three-year periods and would be paid out on the normal pay out dates.
(3)	Pursuant to the terms of the Restoration Plan, these amounts represent contributions to be made on behalf of the named executive officers in 2011 for compensation earned in 2010. These are reported in the 2010 Non-Qualified Deferred Compensation Table.
(4)	Represents death benefits payable to the named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(5)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Assuming a retirement on December 31, 2010, an executive would be eligible to receive the benefits listed below. As of the completion of the last fiscal year, no named executive officers are eligible for retirement under the definitions of retirement for each plan. Assuming a termination on December 31, 2010, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning six months after the separation date. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in ten annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with ten years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the latter of age 65, or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). All unvested stock options and SARs noted in the Outstanding Equity Awards at 2010 Fiscal Year-End Table above would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs shall expire on the earlier of the original expiration date or five years from the Business Disposition date. All outstanding RSUs would be cancelled immediately upon a Business Disposition.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis, include:

•	a compensation program that is performance-based, using multiple performance measures over multiple timeframes;

•	annual incentives that are earned based on a qualitative review of performance against key financial and non-financial objectives;

•

mid-term incentives that are designed to reward achievement and recognize performance over a two- or three-year period, with flexibility to select different metrics for each successive performance cycle;

•	long-term equity grants in the form of stock appreciation rights, whose value depends on increases in stock price following the date of grant; and

•	appropriate risk management practices, including a clawback policy, anti-hedging policy, stock ownership requirements and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as the proposal included on page 54 of this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or they may abstain from such advisory vote.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Genworth, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Genworth, and we look forward to hearing from our stockholders on this proposal.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, every year, every two years, or every three years, or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. This vote is advisory and not binding on the Board of Directors or Genworth in any way. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approved named executive officer compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2010 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
Equity Compensation Plans Approved by Stockholders (1)	14,445,121	$11.50	7,653,850
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	14,445,121	$11.50	7,653,850

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, SARs, RSUs and PSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on December 31, 2010 over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels.
(3)	Calculation of weighted-average exercise price of outstanding awards includes stock options and SARs, which are exercisable for shares of common stock for no consideration, but does not include RSUs or PSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $13.23. The weighted-average base price of outstanding SARs was $17.35.
(4)	Includes approximately 5,058,162 shares that are available for issuance pursuant to grants of full-value stock awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during 2010 had a relationship that requires disclosure as a Compensation Committee interlock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” one more time. Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee has reviewed with management the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review, the Compensation Committee concluded that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2010 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one late report on Form 4 reporting one transaction for Ronald P. Joelson.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2010, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T. The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2010 for filing with the Securities and Exchange Commission and selected KPMG as the independent registered public accounting firm for the company for 2011. This report is provided by the following independent directors, who constitute the committee:

James A. Parke, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2010 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2010. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit services performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of non-audit services which are restricted primarily to tax services and merger and acquisition due diligence and integration services. Pursuant to these pre-approval policies and procedures, the Audit Committee has authorized non-audit services performed by KPMG up to $750,000 in any calendar year; provided, however, that management must report the specific engagements to the Audit Committee on at least a quarterly basis and must obtain pre-approval from the Audit Committee for any single engagement over $250,000 and for any tax service engagement. Any non-audit services in excess of $750,000 in any calendar year, regardless of amount, require specific pre-approval by the Audit Committee. In addition, all tax services conducted by KPMG were pre-approved by the Audit Committee. No other non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed by KPMG in 2010 and 2009 for professional services rendered were:

Type of Fees	2010	2009
	(in millions)
Audit Fees (1)	$7.9	$10.1
Audit-Related Fees (2)	0.6	0.6
Tax Fees (3)	0.3	0.3
All Other Fees (4)	0.1	—

Total	$8.9	$11.0

(1)	Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(3)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $304,589 for 2010 and $269,435 for 2009. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and Genworth did not incur any such fees for 2010 and 2009.
(4)	Fees not considered audit or audit-related, such as the utilization of KPMG’s XME software for regulatory filings in the U.K.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2011. KPMG was our independent registered public accounting firm for the year ended December 31, 2010. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

©2011 Genworth Financial, Inc. All rights reserved.

GF90332-PS (03/11)

MIX
Paper from responsible sources
FSC® C101537

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is through 11:59 PM Eastern Time on May 17, 2011.

INTERNET http://www.proxyvoting.com/gnw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1 BELOW, FOR PROPOSALS 2 AND 4 AND FOR ONE YEAR ON PROPOSAL 3.	Please mark your votes as indicated in this example	☒

1.	Election of Directors
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	Nominees

	1.1 Steven W. Alesio	☐	☐	☐	1.6 Risa J. Lavizzo-Mourey	☐	☐	☐	2.	Advisory vote to approve named executive officer compensation	☐	☐	☐
	1.2 William H. Bolinder	☐	☐	☐	1.7 Christine B. Mead	☐	☐	☐		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	1.3 Michael D. Fraizer	☐	☐	☐	1.8 Thomas E. Moloney	☐	☐	☐	3.	Advisory vote to approve the frequency of the advisory vote on named executive officer compensation ☐	☐	☐	☐
	1.4 Nancy J. Karch	☐	☐	☐	1.9 James A. Parke	☐	☐	☐			FOR	AGAINST	ABSTAIN

	1.5 J. Robert “Bob” Kerrey	☐	☐	☐	1.10 James S. Riepe	☐	☐	☐	4.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2011	☐	☐	☐

If you are a Genworth stockholder of record and plan to attend the Annual Meeting of Stockholders on May 18, 2011, please check the following box ☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE : Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Signature	Signature	Date

Notice of 2011 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 18, 2011

Ramada Plaza Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 4, 2011

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2011 Annual Meeting of Stockholders will be held at the Ramada Plaza Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 18, 2011, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the ten nominees named in the proxy statement as directors for the ensuing year;
(2)	to hold an advisory vote to approve the compensation of our named executive officers;
(3)	to hold an advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers;
(4)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011; and
(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 22, 2011 will be entitled to vote at the meeting and any adjournments.

/s/ Leon E. Roday
Leon E. Roday
Secretary

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 18, 2011

Genworth’s proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/gnw.

▼  FOLD AND DETACH HERE  ▼

GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 18, 2011

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Patrick B. Kelleher and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2011, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 4, 2011, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND FOR ONE YEAR ON PROPOSAL 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250